UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 4, 2012

Marsh & McLennan Companies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-5998	36-2668272
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas, New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(212) 345-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 4, 2012, Marsh & McLennan Companies, Inc. (the “Company”) filed a Current Report on Form 8-K related to the appointment of J. Michael Bischoff as Chief Financial Officer of the Company. This Amendment is being filed to report a summary of the principal terms of a letter agreement with Mr. Bischoff governing the terms of his employment as Chief Financial Officer.

(c)  On September 4, 2012, the Company announced the appointment of J. Michael Bischoff as Chief Financial Officer (principal financial officer), effective immediately. Mr. Bischoff will report directly to the Company's President and CEO, Brian Duperreault.
Mr. Bischoff, 64, had been serving as interim Chief Financial Officer since March 2012. Prior to that, Mr. Bischoff was responsible for leading and directing the Company's Corporate Development, Mergers & Acquisitions, Treasury and Investor Relations functions. Since joining the Company in 1982, Mr. Bischoff has held a number of senior financial management positions.
The Company's related press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

(e) On September 19, 2012, the Company entered into a letter agreement with Mr. Bischoff governing the terms of his employment as Chief Financial Officer. The principal terms of Mr. Bischoff's letter agreement are summarized below. There were no adjustments to Mr. Bischoff's compensation in connection with his appointment as interim principal financial officer in March 2012.
Salary and Bonus. Mr. Bischoff will receive an annual base salary of $650,000, retroactive to March 16, 2012, the date of his appointment as interim principal financial officer. Mr. Bischoff will be eligible for an annual bonus with an anticipated target equal to $1,250,000. His actual bonus may range from 0% to 200% of target, based on achievement of individual performance objectives and/or Company performance as the Company may establish from time to time. In the event of his retirement, disability or death, Mr. Bischoff will receive a pro-rata bonus for the year of termination.
Long-Term Incentive Compensation. Mr. Bischoff will be eligible to participate in the Company's long-term incentive program with an anticipated target grant date fair value of $750,000, beginning with the annual grant in 2013. In connection with his increased responsibilities, Mr. Bischoff will also be granted restricted stock units as of October 1, 2012, with a grant date fair value of $1,500,000.
Participation in the Senior Executive Severance Plan. Mr. Bischoff will participate in the Senior Executive Severance Plan. In the event his employment with the Company terminates, the Senior Executive Severance Plan will govern the terms under which he may be eligible to receive severance and/or other transition benefits from the Company. In general, the Senior Executive Severance Plan provides benefits to participants in the event of a termination of employment by the Company without cause or, within the two-year period following a change in control of the Company, either by the Company without cause or by the participant for good reason. Benefits under the Plan generally include cash severance equal to one year's base salary plus a bonus equal to the average of the annual bonuses paid to the participant for each of the three prior calendar years; a pro-rata bonus for the year of termination; twelve months of outplacement services; and continued medical and dental coverage for twelve months at active employee rates. Benefits are conditioned on the participant having properly and timely executed and delivered to the Company a valid, irrevocable waiver and release of claims agreement (including restrictive covenants) in a form satisfactory to the Company.

Benefits. Mr. Bischoff will continue to be eligible to participate in the Company's employee benefit plans and programs on terms and conditions as are generally provided to similarly situated employees of the Company. In addition, Mr. Bischoff will continue to be eligible to participate in the Financial Services Program, as in effect from time to time.
The foregoing summary is qualified in its entirety by reference to Mr. Bischoff's letter agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits

10.1	Letter Agreement, dated September 19, 2012, between Marsh & McLennan Companies, Inc. and J. Michael Bischoff

99.1	Press release issued by Marsh & McLennan Companies, Inc. on September 4, 2012 (incorporated by reference to the Company's Current Report on Form 8-K originally filed on September 4, 2012)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSH & McLENNAN COMPANIES, INC.
By:	/s/ Luciana Fato
Name:	Luciana Fato
Title:	Deputy General Counsel &
Corporate Secretary

Date:    September 24, 2012

EXHIBIT INDEX

Exhibit No.    Exhibit

10.1        Letter Agreement, dated September 19, 2012, between Marsh & McLennan
Companies, Inc. and J. Michael Bischoff

99.1	Press release issued by Marsh & McLennan Companies, Inc. on September 4, 2012 (incorporated by reference to the Company's Current Report on Form 8-K originally filed on September 4, 2012)

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